Exhibit 99.4

UNANIMOUS WRITTEN CONSENT

OF THE BOARD OF DIRECTORS

OF

VOCODIA HOLDINGS CORP

The undersigned, constituting all members of the Board of Directors (“Board”) of Vocodia Holdings Corp, a State of Wyoming corporation (the “Company”), in lieu of a meeting of the Board and pursuant to the authority of Title 17 of the Wyoming Statutes and Section 2.13 of Article II of the Amended and Restated Bylaws of the Company, hereby take the following actions and adopt the following resolutions by written consent without a meeting of the Board, to be effective as of April 17, 2023 unless another effective date is indicated in the resolutions below:

WHEREAS, the Board has determined that it is in the best interest of the Company and its stockholders to change the voting rights and create a conversion right to the Company's Series A preferred stock.

WHEREAS, the Company’s Articles of Incorporation, as amended (the “Articles of Incorporation”) provide that the Board has the power and authority to designate issue shares of preferred stock and designate their rights, powers, privileges and preferences.

RESOLVED: that the Board hereby approves, adopts, consents to and votes for the Articles of Amendment to the Articles of Incorporation of the Company, attached hereto as Exhibit A, as presented to the Board by the Chief Executive Officer of the Company, and the Board hereby directs, authorizes and empowers the Secretary of the Company to execute the Articles of Amendment to the Articles of Incorporation and to insert the Articles of Amendment to the Articles of Incorporation into the Minute Book of the Company.

1.       Voting Right of the Company's Series A Preferred Stock

NOTED AND APPROVED: that, for good and valuable consideration, Brian Podolak and James Podolak (the “Series A Shareholders,” and separately a “Series A Shareholder”), holder of 2,000,000 shares of the Company’s Series A preferred stock each (together accounting for all of the 4,000,000 shares of the Series A preferred stock), have agreed to relinquish the right to vote with 1,000 votes that each share of Series A preferred stock has, so that all past, current, and future Series A preferred stock shares shall have no special voting power.

RESOLVED: to amend the Articles of Amendment of the Company dated October 21, 2022, so that, effective when the U.S. Securities & Exchange Commission (the “SEC”) declares the Company’s Registration Statement on Form S-1 No. 333-269489 effective, the holders of the Series A Preferred Stock have no right to vote on any matters brought before the stockholders of the Company for a vote except as may otherwise be required by Title 17 of the Wyoming Statutes or any successor to such laws.

2.       Conversion Right of the Company's Series A Preferred Stock

RESOLVED: that, during the Conversion Period, (as defined below) each of the Series A Shareholders shall have the right to convert all or any portion of his shares of Series A preferred stock of the Company into common stock of the company at the conversion ratio of 0.025 share of common stock for each 1 share of Series A Preferred Stock (subject to adjustments relating to stock splits, distributions, mergers, consolidation, exchange of shares, recapitalization, reorganization, or other similar event) by submitting to the Company a notice of conversion by facsimile, e-mail or other reasonable means of communication. “Conversion Period” shall mean the period commencing on the earlier of (i) six months after the SEC declares the Company’s Registration Statement on Form S-1 No. 333-269489 effective and (ii) the first anniversary of this unanimous written consent, and ending on the fifth anniversary of this unanimous written consent.

Vocodia Holdings Corp - Unanimous Written Consent of the Board of Directors	1

The conversion right of the Series A Shareholders shall become valid and in force when the SEC declares the Company’s Registration Statement on Form S-1 No. 333-269489 effective.

3.       Good and Valuable Consideration

NOTED: that the Company and the Series A Shareholders acknowledge and agree that the conversion right created in favor of the Series A Shareholders constitute good and valuable consideration for the relinquishment of the voting rights contemplated in paragraph 1 above.

4.       Ratification

RESOLVED: That all actions taken heretofore by the Board and Chief Executive Officer with respect to all matters contemplated by the foregoing resolutions and the transactions contemplated thereby are hereby approved, adopted, ratified and confirmed.

5.       Omnibus Resolutions

RESOLVED: That the Chief Executive Officer of the Company is authorized and empowered to take all such actions (including, without limitation, soliciting appropriate consents or waivers from the stockholders) and to execute and deliver and file all such documents and pay all such expenses as may be necessary or advisable to carry out the intent and accomplish the purposes of the foregoing resolutions and to effect any transactions contemplated thereby and the performance of any such actions and the execution and delivery of any such documents shall be conclusive evidence of the approval of the Board thereof and all matters relating thereto.

RESOLVED: That the omission from these resolutions of any approval or other arrangement contemplated by any of the approvals or instruments described in the foregoing resolutions or any action to be taken in accordance with any requirements of any of the approvals or instruments described in the foregoing resolutions shall in no manner derogate from the authority of the Board or the Chief Executive Officer to take all actions necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.

This action shall be filed with the minutes of the proceedings of the Board and shall be effective as of the date of execution below. Any copy, facsimile or other reliable reproduction of this action may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction be a complete reproduction of the entire original writing.

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IN WITNESS WHEREOF, the undersigned Board of the Company have set their hands to this Written Consent this April [17], 2023.

/s/ Brian Podolak
By: Brian Podolak
Director

/s/ Jimmy Sposato
By: Jimmy Sposato
Director

Vocodia Holdings Corp - Unanimous Written Consent of the Board of Directors	3